                                                                   EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Orion Pictures Corporation:

  We consent to the inclusion of our report dated March 31, 1997, with respect to the consolidated balance sheet of Orion Pictures Corporation and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity (capital deficiency), and cash flows for the year then ended, which report appears in the Form S-1 of Metro-Goldwyn-Mayer Inc. dated September 11, 1996 and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the Prospectus.


                                          KPMG Peat Marwick LLP

Los Angeles, California
September 11, 1997